Exhibit 23

 The Board of Directors
 Brinker International, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, 3333-42224 and 333-105720 on Form S-8 and 333-74902 on Form S-3 of Brinker International, Inc. of our report dated July 31, 2003, except for note 14, as to which the date is August 15, 2003, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 25, 2003 and June 26, 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 25, 2003, which report is incorporated by reference in the June 25, 2003 annual report on Form 10‑K of Brinker International, Inc.

                                                            /KPMG LLP

 Dallas, Texas
 September 23, 2003